Exhibit 99.1

Annual Meeting of Shareholders June 9, 2022 We improve the world’s safety, security and scientific understanding by transforming challenging requirements into optical realities.

Who We Are: Vertically integrated with extensive optical fabrication capabilities, Inrad Optics manufactures high - precision optical components from glass, crystal and metal. Expertise includes proprietary crystal assemblies for nanoscale surface analysis, production of extreme precision optical surfaces and large form factor optics. R & D, engineering and manufacturing operations are conducted in New Jersey by a talented, committed and diverse workforce.

Our Value Proposition in a Fierce and Fragmented Marketplace: We addresses an unmet need in the custom optical components and sub - systems marketplace. • We focus on high barrier to entry and niche optical technologies • We offer OEM’s build - to - print and concurrent engineering services optimize designs for manufacturability • We offer best in class optical materials expertise

Crystals to Coatings • Glass & Crystal Optics & Assemblies • Metal Substrate Optics & Assemblies

Markets & Applications Aerospace & Defense Process Control and Metrology Universities & National Labs Mirrors, lenses, filters for targeting & night vision Stilbene crystal for nuclear materials detection Bent x - ray crystal assemblies for plasma and fusion research Large, extreme precision optics for semiconductor wafer inspection Proprietary x - ray monochromators for (XPS) nanoscale surface analysis

0 1 , 0 0 0 2 , 0 0 0 3 , 0 0 0 4 , 0 0 0 6 , 0 0 0 5 , 0 0 0 2 0 1 9 2 0 2 0 2 0 2 1 Annual Revenue By Market ($000’s) De f e n s e / Ae r o s pa ce Laser Systems Process Control & Metrology Scientific and R&D In 2022 we are focused on building capacity in order to increase throughput, while actively leveraging our unique expertise to provide growth and return shareholder value. 1 8 , 0 0 0 1 6 , 0 0 0 1 4 , 0 0 0 1 2 , 0 0 0 1 0 , 0 0 0 8 , 0 0 0 6 , 0 0 0 4 , 0 0 0 2 , 0 0 0 0 2 0 2 1 2 0 2 0 2 0 1 9 Annual Bookings and Year End Backlog Bookings B a c k l og